Exhibit 99.B(d)(15)

Schedule B
to the

Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
JOHCM (USA) Inc.

As of January 23, 2023, as amended July 1, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Equity Fund

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	JOHCM (USA) Inc.

By:	/s/ James Smigiel	By:	/s/ Jonathan Weitz

Name:	James Smigiel	Name:	Jonathan Weitz

Title:	Chief Investment Officer	Title:	Chief Operating Officer

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